Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche State Tax-Free Income Series on Form N-1A (“Registration Statement”) of our report dated May 26, 2015, relating to the financial statements and financial highlights which appears in the March 31, 2015 Annual Report to the Shareholders of Deutsche Massachusetts Tax-Free Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 23, 2015